EXHIBIT 99.1
November 2006
Dear Fellow Shareholders,
For the past three years, customer diversification has been a consistent theme in our press releases, conference call discussions and my letters to you, our shareholders. The importance of customer diversification became obvious in July of last year when Select Comfort, our largest customer, advised us that they were not going to renew our exclusive manufacturing contract and that they planned to move approximately half of their business to another supplier. The value of our efforts to achieve customer diversity will become apparent to shareholders over the next few quarters as we finally recognize the reduction in business from Select Comfort. The hard work over the past few years of building other segments of our business and adding new customers and products will help to mitigate the loss of half of Select’s business and provide a platform for growth through these new customers and products. While our financial results will likely be adversely affected, particularly in the next few quarters, the recent customer wins, including the expansion of our business with other growing customers, will make this impact far less severe. From 2003 to 2005, Select Comfort contributed more than 54% of our annual revenues. Our success in our efforts to diversify our revenues can be witnessed by the reduction in Select Comfort sales concentration from 54% in the third quarter 2005 to 38% in the third quarter of 2006. In addition, we’ve grown a second customer from 2% to 23% during this same timeframe.
Select’s transition to a dual source plan has taken significantly longer than we anticipated, and longer than Select originally estimated. This has, of course, been positive for us. We originally anticipated approximately six months with all of Select’s business, and six months with half of Select’s business. Instead, we have enjoyed 100% of Select’s manufacturing business for essentially 11 months. As part of our agreement, we will work with Select Comfort to use up our raw and finished goods material before they begin using the materials from the new source.
With the Select transition pushed out into the fourth quarter and the benefit of the new business we’ve generated over the last few years, the third quarter was a solid one for Winland. Revenues for the third quarter were $9.6 million, a 29.5% increase compared to $7.4 million reported for the third quarter of fiscal 2005. We also experienced improved sales of our proprietary critical environment sensor products, which totaled $859,000 for the third quarter compared to $715,000 last year. We continue to face margin pressure, and as expected, our margins were 18.3% for the third quarter. Partially due to the lower gross margins, net income decreased 11.8% to $385,000, or $0.11 per basic and fully diluted share, compared to the net income of $437,000, or $0.12 per basic and fully diluted share, for the third quarter last year. I am pleased with our results for the quarter, and believe it is indicative of the new business we have earned over the last two years, and the hard work of the entire Winland team to integrate these projects quickly and efficiently.
During the quarter, we also took steps to further solidify the Winland team. We hired both operational and senior management personnel including Glenn Kermes as our Chief Financial Officer. Glenn joined our company October 2nd after 14 years of experience with Fortune 500 companies, particularly with global, multi-site manufacturing organizations. He joined us from Ross’s Manufacturing, a global $10 million private equity-owned manufacturer of frozen dessert equipment, where he served as Vice President and CFO. While at Ross, he shortened customer lead times from forty days to eight days through lean practices, and improved the supply base.We look to Glenn to replicate that success here at Winland. I would also like to thank Brian Lawrence, who has returned to his role as Controller, for taking the job of CFO on an interim basis.
I would be remiss if I did not conclude this letter by mentioning the passing of the Chairman of our Board of Directors, Bob Dessalet. Bob passed away on September 12th and will be missed by his family and by our company. Bob has played a big part in the building of Winland Electronics as a director since 1985 and Chairman of both the board of directors and audit committee. I will remember him as a great man, a born leader, and Winland’s number-one cheerleader, as well as a great steward for our shareholders. I want to express to Bob’s family our deepest and most sincere sympathy and appreciation for his service to Winland and its shareholders.
In summary, I’m pleased with our progress and believe we have positioned the Company to face the reduction in business from Select and emerge a stronger growing organization in 2007 and beyond. We have prepared for the inevitable shift of business and built this contingency into our business plans and forecasts, and worked aggressively to expand relationships with both existing and new customers. We have also invested in technology development and product development to increase revenues from our higher margin proprietary products. We will build from this new base focused on growth. I thank you, our shareholders, for your continuing support.
Sincerely,
/s/ Lorin Krueger
Lorin Krueger
President & CEO
Cautionary Statement
Certain statements contained in this letter and other written and oral statements made from time to time by the company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events.The statements included in this letter with respect to (i) other segments of our business and new products and customers mitigating the loss of Select Comfort business and (ii) new customers and products providing a platform for growth, are forward looking statements.These statements involve a variety of risks and uncertainties, known and unknown, that may cause actual results to vary materially from those contemplated by such forward looking statements. These risks and uncertainties include, among others, the risks that (i) we will be unable to increase sales of our existing proprietary products or develop or obtain new proprietary products due to lack of market acceptance of existing or new products, competitive pressures or other factors , (ii) competition may force the Company to continually develop or revise products thereby causing a long-term increase in costs relating to new or revised products; (iii) our ability to obtain new OEM customers will be subject to intense competition from foreign and domestic sources, many of whom are larger and better financed.Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.
WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS HIGHLIGHTS
September 30, 2006 and December 31, 2005

	September 30, 2006	December 31, 2005
	(Unaudited)
Cash	—	865,181
Total Current Assets	13,131,954	9,017,949
Net Property and Equipment	5,846,938	4,928,137
Total Assets	18,982,440	13,947,494
Total Current Liabilities	6,530,905	3,025,831
Total Long-Term Liabilities	2,229,769	1,841,302
Total Stockholder’s Equity	10,221,766	9,080,361
Total Liabilities and Equity	18,982,440	13,947,494

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF INCOME
For the Three and Nine Months Ended September 30, 2006 and 2005
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	2006	2005	2006	2005
Net sales	$9,586,152	$7,399,885	$28,394,584	$21,542,640
Cost of sales	7,827,719	5,700,612	23,373,382	16,265,235

Gross profit	1,758,433	1,699,273	5,021,202	5,277,405

Operating expenses:
General and administrative	591,828	432,673	1,803,331	1,390,657
Sales and marketing	392,570	321,205	1,196,447	997,904
Research and development	142,773	211,994	409,925	611,062

	1,127,171	965,872	3,409,703	2,999,623

Operating income	631,262	733,401	1,611,499	2,277,782

Other income (expenses):
Interest expense	(50,079)	(32,564)	(109,457)	(92,537)
Other, net	6,573	15,195	11,535	74,040

	(43,506)	(17,369)	(97,922)	(18,497)

Income before income taxes	587,756	716,032	1,513,577	2,259,285

Income tax expense	(202,300)	(279,200)	(526,300)	(881,100)

Net income	$385,456	$436,832	$987,277	$1,378,185

Earnings per common share:
Basic	$0.11	$0.12	$0.28	$0.39
Diluted	0.11	0.12	0.27	0.38

Weighted-average number of common shares outstanding:
Basic	3,578,415	3,519,476	3,558,793	3,493,663
Diluted	3,645,336	3,690,430	3,655,078	3,649,174
See Notes to the Condensed Financial Statements